Exhibit 99.1

ImmuCell appoints David S. Cunningham to Board of Directors

PORTLAND, Maine –  September 7, 2011 -- ImmuCell Corporation (NASDAQ: ICCC) today announced that Mr. David S. Cunningham was appointed to serve on the Company’s Board of Directors.

Mr. Cunningham is President and CEO of Teva Animal Health located in St. Joseph, Missouri.  He was previously Executive Vice President of Sales and Marketing for Agri Laboratories Ltd. and before that Vice President of Sales and Marketing, Cattle Division, for Boehringer Ingelheim Vetmedica, Inc.  Previously, he worked for Hoechst-Roussel Vet and Lextron Animal Health.  Mr. Cunningham is a graduate of Iowa State University.

“We are fortunate to add David’s extensive experience in the animal health industry to our board,” commented Michael F. Brigham, President and CEO.  “We can benefit from his insight and his animal health deal-making and product launch and marketing experience.”

“I have followed ImmuCell for some time now and am impressed with the management and leadership team, as well as the strong performance of its commercial business with the flagship product, First Defense®,” commented Mr. Cunningham.  “I am also excited for the future of the company with the novel technology it has in development.  I look forward to providing input to management at this important time in the Company’s development.”

About ImmuCell:
ImmuCell Corporation’s (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries.  Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106